EXHIBIT 10(iii)(a.3)

November 25, 2014

Exxon Mobil Corporation

Extended Provisions  for  Restricted  Stock Unit Agreements - Settlement in Shares

1.        Effective Date and Credit of Restricted Stock Units.  If Grantee accepts the award on or before March 6, 2015, this Agreement will become effective the date the Corporation receives the award acceptance.  After this agreement  becomes effective, the Corporation will credit to Grantee the number of restricted  stock units specified in the award package.  Subject to the terms and conditions of this Agreement,  each restricted stock unit ("unit") will entitle Grantee to receive in settlement of the unit one share of the Corporation's  common  stock.

2.        Conditions.  If credited, the units will be  subject to the provisions of this Agreement, and to such regulations and requirements  as the administrative authority of the Program may establish from time to time. The units will be credited to Grantee only on the condition that Grantee accepts such provisions, regulations, and requirements.

3.        Restrictions and Risk of Forfeiture.  During the applicable restricted periods  specified in section 4 of this Agreement,

a)       the units under restriction may not be sold, assigned, transferred, pledged, or otherwise disposed of or encumbered, and any attempt to do so will be null and void; and

b)        the units under restriction may be forfeited as provided in section 6.

4.        Restricted Periods.  The restricted  periods will commence  when the units are credited to Grantee and, unless the units have been forfeited  earlier under section 6, will expire as follows, whether or not Grantee is still an employee:

a)       with  respect to 50% of the units, on November 25, 2019; and

b)       with  respect to the remaining units, on the later to occur of

(i)  November 25, 2024, or

              (ii) the first day of the calendar year immediately following the year in which  Grantee terminates; except  that

         c) the restricted periods  will automatically expire with respect to all shares on the death of Grantee.

5.        No Obligation to Credit Units .   The Corporation will have no obligation to credit any units and will have no other obligation to Grantee with respect  to  the  subject  matter  of  this Agreement if Grantee fails to accept the award on or before March 6, 2015. In addition, whether or not Grantee  has accepted the award, the Corporation  will have no obligation to credit any units and will have no other obligation to Grantee  with respect to the subject matter of this Agreement if, before the units are credited:

a)       Grantee terminates (other than by death) before standard retirement time within the meaning of the Program, except to the extent the administrative authority of the Program determines Grantee may receive units under this Agreement; or

b)       Grantee is determined to have engaged in detrimental activity within the meaning of the Program; or

c)       Grantee fails to provide the Corporation with cash for any required taxes due upon crediting the units, if Grantee is required to do so under section 7.

6.        Forfeiture  of  Units  After  Crediting .  Until the applicable restricted period specified in section 4 has expired, the units under restriction will be forfeited or subject to forfeiture in the following circumstances:

Termination

If Grantee terminates (other than by death) before standard retirement time within the meaning of the Program, all units for which the applicable restricted  periods have not expired will be automatically forfeited as of the date of termination, except to the extent the administrative authority determines Grantee may retain units issued under this Agreement.

Detrimental activity

If Grantee is determined to have engaged in detrimental activity within the meaning of the Program, either before or after termination, all units for which the applicable restricted periods  have not expired will be automatically forfeited as of the date of such determination.

Attempted transfer

The units are  subject to forfeiture in the discretion  of the administrative authority if Grantee attempts to sell, assign, transfer, pledge, or otherwise dispose  of or encumber  them during the applicable  restricted periods.

Applicable law

The units are  subject to forfeiture in whole or in part as the administrative authority deems necessary in order to comply with applicable law.

7.        Taxes.  Notwithstanding the restrictions on transfer that otherwise apply, the Corporation in its sole discretion may withhold units or shares, either at the time of issuance, at the time the applicable restricted periods expire, or at any other time in order to satisfy any required withholding, social security, and similar taxes or contributions (collectively, "required taxes"). Withheld units or shares may be retained by the Corporation or sold on behalf of Grantee. If the Corporation does not withhold units or shares to satisfy required taxes, in the alternative the Corporation may require Grantee to deposit with the Corporation cash in an amount determined by the Corporation to be necessary to satisfy required taxes. Notwithstanding any other provision of this Agreement, the Corporation will be under no obligation to credit units or to deliver shares to Grantee in settlement of any units if Grantee fails timely to deposit such amount with the Corporation. The Corporation in its sole discretion may also withhold any required taxes from dividends paid on the units.

8.        Form of Units; No Shareholder Status.  The units will be represented by book-entry credits in records maintained by or on behalf of the Corporation. Units  will be unfunded and unsecured  promises  by  the  Corporation  to  deliver shares in the future upon the terms and subject to the conditions of this Agreement.  Grantee  will not be a shareholder of the Corporation with respect to units prior to the time shares are actually registered in Grantee's name in settlement of such units in accordance  with section  9.

9.        Settlement  of  Units .  If and when the applicable  restricted period expires with respect to any units, subject to section 7, the Corporation  will issue shares, free of restriction and registered in the name of Grantee, in settlement of such units.  Such  shares will be delivered promptly after such expiration to or for the account of Grantee either in certificated form or by book-entry transfer in accordance with the procedures of the administrative authority in effect at the time.

10.     Change in Capitalization .  If during the applicable restricted periods a stock split, stock dividend, or other relevant change  in capitalization  of the Corporation occurs, the administrative authority will make such adjustments in the number of units credited to Grantee, or in the number and type of securities deliverable to Grantee in settlement of such units and used in determining  dividend equivalent amounts, as the administrative authority may determine to be appropriate. Any resulting new units or securities credited with respect to previously credited units that are still restricted under this Agreement will be delivered to and held by or on behalf of the Corporation and will be subject to the  same provisions, restrictions, and requirements as those previously credited units.

11.     Limits on the Corporation's Obligations.  Notwithstanding anything else contained  in this Agreement, under no circumstances will the Corporation be required to credit any units or issue or deliver any shares in settlement of units if doing so would violate any law or listing requirement that  the administrative authority determines  to be applicable, or if Grantee has failed to provide for required taxes pursuant to section  7.

12.     Receipt or Access to Program.  Grantee acknowledges receipt of or access to the  full  text  of the Program.

13.     Dividend Equivalents.  The Corporation will pay to Grantee cash  with respect to each credited unit corresponding in amount, currency, and timing to cash dividends that would  be  payable  with respect to a share of common stock outstanding on each record  date that occurs during the  applicable restricted period.  Alternatively, the administrative authority may determine to reinvest such dividend equivalents in additional units which will be held subject to all the terms and conditions otherwise applicable  to units under this Agreement.

14.     Addresses for Communications.  To facilitate communications regarding this Agreement, Grantee agrees to notify the Corporation promptly of changes in current mailing and email addresses. Communications to the Corporation in connection with this Agreement should  be directed to the Incentive  Processing Office, or to such other address as the Corporation  may designate by further notice to Grantee.

15.     Transfer of Personal Data.  The administration of the Program and this Agreement, including any subsequent ownership of shares, involve the collection, use, and transfer of personal data about Grantee between and among the Corporation,  selected  subsidiaries and other affiliates of the Corporation, and third-party service providers such as Morgan Stanley and Computershare  (the Corporation's transfer agent), as well as various regulatory and tax authorities around the world.  This  data includes Grantee's name, age, date of birth, contact information, work  location, employment status, tax status, social security  number, salary, nationality, job title, share ownership, and details  of incentive awards granted, cancelled, vested or unvested, and related information.  By accepting this  award, Grantee authorizes such collection, use, and transfer of this data. Grantee may, at any time and without charge, view such data and require  necessary corrections to it. Such data will at all times be held  in  accordance  with applicable laws, regulations, and agreements.

16.     No Employment Contract or Entitlement to Other or Future Awards .  This Agreement, the Corporation's incentive programs, and Grantee's  selection for incentive awards do not imply or form a part of any contract or assurance of employment, and they do not in any way limit or restrict the ability of Grantee's employer  to terminate  Grantee's employment.  Grantee acknowledges that the Corporation maintains  and administers its incentive programs entirely in its discretion and that Grantee is not entitled to any other or future incentive  awards of any kind in addition to those that have already been granted.

17.     Governing Law  and Consent to Jurisdiction .  This Agreement and the Program are governed by the laws of the State of New York  without regard to any conflict of law rules.  Any dispute arising out of or relating to this Agreement  or the Program may be resolved in any state or federal  court located  within  Dallas County, Texas, U.S.A. Grantee accepts that venue and submits to the personal jurisdiction of any such court.  Similarly, the Corporation accepts such venue and submits to such  jurisdiction.

18.     Entire Agreement .  This Agreement constitutes the entire understanding  between Grantee and the Corporation  with respect to the subject  matter of this Agreement.